Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement pertaining to Ordinary Shares issuable by Endurance Specialty Holdings Ltd. originally granted under the Montpelier Re Holdings Ltd. 2007 Long-Term Incentive Plan and the Montpelier Re Holdings Ltd. 2012 Long-Term Incentive Plan of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedules of Endurance Specialty Holdings Ltd. and the effectiveness of internal control over financial reporting of Endurance Specialty Holdings Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the heading “Experts” in the Registration Statement on Form S-4 (No. 333-204019).

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

August 3, 2015